Exhibit 99.1

For Release: October 28, 2010	For Further Information:
David W. Gifford, CFO
Steven R. Lewis, President & CEO
(330) 373-1221

First Place Financial Corp. Announces a Review of the Allowance for Loan Losses Based on

Preliminary Results of Bank Examination

Warren, Ohio - First Place Financial Corp. (Nasdaq: FPFC) today announced that the Office of Thrift Supervision (“OTS”) has completed the field work for its examination of the Company’s wholly-owned subsidiary, First Place Bank (the “Bank”). Based on the results of their work, on October 26, 2010, the OTS orally advised the Company and its independent accountants that it believes the Bank’s allowance for loan losses should be increased. The Company is in the process of analyzing the OTS findings and conducting ongoing discussions with the OTS to determine the appropriate level of the allowance. In the interim, the Company previously announced its decision to postpone the release of its results for the three-month period ending September 30, 2010.

First Place Financial Corp. will hold its annual shareholders’ meeting this morning at 10:00 a.m. as scheduled. However, given the ongoing nature of the Company’s analysis of the Bank’s allowance for loan losses and the decision to postpone the release of first quarter results, the scope of the meeting will be limited to the official business of voting on the issues in the proxy statement. The question and answer portion of the annual meeting will be limited to topics other than the allowance for loan losses and financial results.

About First Place Financial Corp.

First Place Financial Corp. is a $3.1 billion financial services holding company based in Warren, Ohio, with two wholly-owned subsidiaries: First Place Bank and First Place Holdings, Inc. Through First Place Bank, the Company operates 43 retail locations, 2 business financial service centers and 24 loan production offices. Wholly-owned subsidiaries of First Place Holdings, Inc. include First Place Insurance Agency, Ltd., and First Place Real Estate, Ltd. First Place Holdings, Inc. also has a 75% interest in Title Works Agency, LLC. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Forward-Looking Statements

When used in this press release, in future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends; changes in laws, regulations or policies of regulatory agencies; fluctuations in interest rates; demand for loans in the market areas the Company conducts business; and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.